Press Release
For Release, Monday, January 14, 2002

            PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY
                         EARNINGS AND DECLARES DIVIDEND

Sidney, Ohio; NASD-NMS "PSFC"

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association announced today the Corporation's second quarter earnings for the fiscal year ending June 30, 2002.

Net income for the quarter ending December 31, 2001 was $161,000 or $0.12 basic and diluted earnings per share, compared with $170,000 or $0.12 basic and diluted earnings per share for the same period in 2000. The slight decrease in net income for the current quarter is attributed to the operational costs associated with the new Wal-Mart office, which opened in June 2001.

The Corporation's year to date net income for the six months ended December 31, 2001 was $299,000 or $0.22 basic and diluted earnings per share compared with $332,000 or $0.23 basic and diluted earnings per share for the same period in 2000.

Assets of the Corporation at December 31, 2001 were $137.2 million, compared with $134.3 million at June 30, 2001.

On January 10, 2002 the Board of Directors declared a dividend of $0.09 per share to record holders as of January 31, 2002. This dividend will be payable on February 15, 2002. At December 31, 2001 the corporation had 1,481,038 shares outstanding.

Peoples Federal serves Shelby County with offices in Sidney at 101 E. Court Street, 2400 W. Michigan Avenue, and at 403 S. Pike Street, Anna and 115 E. Pike Street, Jackson Center, Ohio. The Corporation had $17 million in shareholders' equity at December 31, 2001.



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PEOPLES-SIDNEY FINANCIAL CORPORATION
PRESS RELEASE
FOR RELEASE MONDAY, JANUARY 14, 2002
Page 2



     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.